EXHIBIT 99.1
Broadridge Adds Cryptocurrency and
Exchange Traded Derivatives Capabilities

Acquires Shadow Financial Systems to Extend Industry-Leading,
Multi-asset Post-Trade Capabilities

NEW YORK, N.Y. – October 1, 2019  – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, today announced that it has acquired Shadow Financial Systems, Inc., a provider of multi-asset class post-trade solutions for the capital markets industry. The acquisition builds upon Broadridge’s current industry leading post-trade processing capabilities by adding a market-ready solution for exchanges, inter-dealer brokers and proprietary trading firms.  In addition, the acquisition adds capabilities across exchange traded derivatives (ETDs) and cryptocurrency.

“The acquisition of Shadow Financial Systems is the latest example of Broadridge building upon our industry leading capital markets solutions,” said Michael Alexander, co-head of North American Wealth and Capital Markets Solutions for Broadridge. “We look forward to bringing real benefits to a new set of market participants as well as new capabilities to our existing client base.”

“We are excited to join industry leader Broadridge and to better serve our clients’ evolving needs while adding the scale, deep domain expertise and technology resources that Broadridge can provide,” said Don Marino, President of Shadow Financial Systems, Inc.

Alantra acted as exclusive financial and strategic advisor to Shadow Financial Systems, Inc. Terms of the deal were not disclosed.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. With over 50 years of experience, including more than 10 years as an independent public company, Broadridge provides an important infrastructure that powers the financial services industry. Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S. $7 trillion in fixed income and equity trades per day of securities. Broadridge employs over 11,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

Investors:

W. Edings Thibault
Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Tina Wadhwa
Broadridge Financial Solutions
+1 212-973-6164
tina.wadhwa@broadridge.com